Exhibit 5.1

September 8, 2023

UroGen Pharma Ltd.

9 Ha’Ta’asiya Street

Ra’anana 4365007

Israel

Ladies and Gentlemen:

You have requested our opinion, as Israeli counsel to UroGen Pharma Ltd., an Israeli company (the “Company”), with respect to certain matters in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), including a related prospectus included in the Registration Statement (the “Prospectus”), covering the registration for resale of up to 12,579,156 ordinary shares, par value NIS 0.01 per share (“Ordinary Shares”), of the Company on behalf of certain selling shareholders, including 7,300,380 currently outstanding Ordinary Shares (the “Shares”) and 5,278,776 Ordinary Shares (the “Warrant Shares” and together with the Shares, the “Securities”) issuable upon exercise of certain pre-funded warrants (the “Pre-Funded Warrants”) issued by the Company pursuant to that certain Securities Purchase Agreement, dated July 26, 2023, by and among the Company and the purchasers named therein (the “Purchase Agreement”).

In connection herewith, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement and the Prospectus; (ii) the articles of association of the Company (the “Articles”); (iii) the Purchase Agreement; (iv) the Pre-Funded Warrants; (v) certain resolutions adopted by the board of directors of the Company (the “Board”); and (vi) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have assumed the genuineness of all signatures, the legal capacity of all-natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, confirmed as photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

We express no opinion to the extent that, notwithstanding its current reservation of Ordinary Shares, future issuances of securities of the Company, including the Warrant Shares, and/or antidilution adjustments to outstanding securities of the Company, including the Pre-Funded Warrants, cause the Pre-Funded Warrants to be exercisable for more Ordinary Shares than the number that then remain authorized but unissued. We have assumed that the per share exercise price of the Pre-Funded Warrants (inclusive of the pre-funded portion of such per share exercise price) will at least equal the par value of the Ordinary Shares.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

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We are members of the Israel Bar, and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the State of Israel and have not, for the purpose of giving this opinion, made any investigation of the laws of any other jurisdiction than the State of Israel. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein, and we disclaim and undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we disclaim and assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency. This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Securities, except as set forth above.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares have been validly issued and are fully paid and nonassessable and (ii) the Warrant Shares, when issued in accordance with the terms of the Pre-Funded Warrants, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement to be filed with the Commission for incorporation by reference into the Registration Statement and to the reference to our firm appearing under the captions “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), the rules and regulations of the Commission promulgated thereunder or Item 509 of the Commission’s Regulation S-K under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the date hereof that may alter, affect or modify the opinions expressed herein.

Very truly yours,

Erdinast, Ben Nathan, Toledano & Co.

with Hamburger Evron

By:	/s/Yaron Sobol
Yaron Sobol, Adv.